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                                                                  Exhibit 99.1

News
Release

FOR IMMEDIATE RELEASE
August 18, 1998

Contact:       John Breed                   Phyllis Piano
               713-209-8835                 713-209-8415
               281-381-3150 (cell phone)    281-496-1975 (home)


COOPER TO SELL AUTOMOTIVE BUSINESS TO FEDERAL-MOGUL FOR $1.9
BILLION

HOUSTON, TEXAS, August 18, 1998 -- Cooper Industries, Inc. (NYSE: CBE) announced today that it has signed an agreement to sell the company's automotive business to Federal-Mogul Corporation (NYSE: FMO) for approximately $1.9 billion. The sale, which is subject to government approvals and certain other closing conditions, is expected to be completed by early in the fourth quarter.
        "We are pleased with this agreement, which will conclude our efforts to exit this business in a way that provides a positive outcome for our shareholders and our automotive employees and customers," said H. John Riley, Jr., Chairman, President and Chief Executive Officer of Cooper Industries.
        "This action represents another important step in the reshaping of Cooper into a higher-growth, more profitable company. Over the last several years we've positioned Cooper for success by divesting cyclical and slower-growth businesses and completing a number of strategic acquisitions. With today's announcement, our focus will be on growing our remaining electrical and tools and hardware product lines as quickly, and as profitably, as possible. As we have said in the past, the proceeds from this sale will be used to repurchase shares, pay down debt and make value-adding acquisitions. The result will be a much stronger Cooper Industries."
        In anticipation of the completion of the sale of the automotive business, Cooper announced on August 5 that its Board of Directors authorized a $500 million stock repurchase program. Cooper currently expects to be able to complete the purchases before the closing of





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the automotive transaction. After debt repayments and the purchases of shares under the current authorization are complete, Cooper will evaluate the opportunity for additional share repurchases based on the availability of suitable acquisitions, market conditions and other business needs.
        "We expect to emerge from this last step of our transformation poised for great success in 1999. The sale of our automotive business will provide ample resources for us to maintain a healthy balance sheet, make significant acquisitions, and invest in the growth of our market-leading businesses," Riley said.
        Cooper's Automotive Products segment consists of Cooper Automotive and Moog Automotive, leading suppliers of aftermarket parts and original equipment for automobile manufacturers worldwide. Cooper's automotive products include well-known brands such as Champion spark plugs, Anco wiper products, Wagner lighting and brake components, Moog steering and suspension parts and Precision universal joints. The Automotive Products segment had 1997 revenues of $1.9 billion and operating earnings of $187 million before nonrecurring charges. Both Cooper Automotive and Moog Automotive are headquartered in St. Louis, Missouri.
        After the completion of the sale, Cooper will focus on growing its two remaining segments: Electrical Products and Tools & Hardware. Combined 1997 revenues for ongoing operations for these segments were $3.3 billion, with ongoing operating earnings of $561 million before nonrecurring gains and charges. The businesses in the Electrical Products segment manufacture electrical and circuit protection products for use worldwide in industrial, commercial and residential construction, maintenance and repair. The segment also manufactures products for use by utilities and other companies for primary electrical power transmission and distribution. Some of the major products in this business segment include Buss and Edison fuses; Crouse-Hinds and CEAG electrical construction materials; Crouse-Hinds, Fail-Safe, Halo and Metalux lighting fixtures; Kyle distribution switchgear; and McGraw-Edison and RTE power and distribution transformers and related products.
        The businesses in the Tools & Hardware segment manufacture and market products for use in industrial, commercial, and residential construction, maintenance and repair, and for general industrial and consumer use. Some of the well-known products in this business



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segment are Campbell chain; Crescent wrenches; Lufkin measuring tapes; Nicholson files and saws; Plumb hammers; and Weller soldering equipment. The segment also includes Buckeye, DGD, Dotco, Cleco, Quackenbush, Airetool, Master Power and Gardner-Denver power tools and assembly equipment.
        Cooper Industries had 1997 revenues of $5.3 billion. Additional information about Cooper is available on the company's World Wide Web site: www.cooperindustries.com.
        Headquartered in Southfield, Michigan, Federal-Mogul is a $5 billion automotive parts manufacturer providing innovative solutions and systems to global customers in the automotive, light truck, heavy-duty, farm and industrial markets. The company was founded in 1899 and has 41,000 employees worldwide.
        Statements in this news release are forward-looking under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, many of which are outside the control of the company, such as the level of market demand for the company's products, competitive pressures and future economic conditions. These factors are discussed in the company's 1997 Annual Report on Form 10-K and other Securities and Exchange Commission filings.
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